Exhibit 11.1

CORPORATE POLICY

Document Name:	Securities Trading Policy
Revision:	01
Reason for Revision:	For SEC compliance
Author:	Homburger AG - Guy Deillon, MLaw, LL.M. Cooley LLC – Joshua Kaufman Esq
Adopted:	28th Jan 2020

Approved by:

Vincent Lawton	Tim Dyer
Chairman of the Board	Secretary to the Board

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

TABLE OF CONTENTS

1.	Purpose		3
2.	Who is Subject to this Policy?		3
3.	Which Securities are Subject to this Policy?		3
4.	What is Inside Information?		4
5.	Which Transactions are Prohibited Under this Policy?		5
6.	What Specific Restrictions Apply for the Executive Group?		5
	6.1	Members of the Executive Group	5
	6.2	Clearing of Dealings in Relevant Securities	6
	6.3	Regular Restricted Periods for the Executive Group	6
	6.4	Ad Hoc Restricted Periods	6
7.	What Transactions Must be Reported by Members of the Board of Directors and Members of the Executive Management?		7
	7.1	Reporting Person	7
	7.2	Relevant Transactions	7
	7.3	Reporting Modalities	8
8.	Sanctions in Case of a Violation of this Policy		8
Annex 1 -	Examples of Inside Information		9
Annex 2 –	Example of Management Transaction Reporting Form		10

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

1.	Purpose

Addex Therapeutics Ltd, a company incorporated in Plan-les-Ouates/Geneva, Switzerland, and listed on the SIX Swiss Exchange (SIX) (Addex), and all the companies included in its consolidated financial statements (Addex Group) have to comply with all applicable laws of Switzerland, as well as the rules and regulations of the SIX and of the Swiss Financial Market Supervisory Authority FINMA (FINMA) with respect to securities trading, abuse of inside information and market manipulation, as well as the federal securities laws of the United States of America and the rules of the Nasdaq Stock Market LLC (Nasdaq).

The purpose of this Inside Information and Securities Trading Policy (Policy) is to ensure that insiders do not take advantage of information not available to the investing public and do not engage in market manipulation or in certain transactions.

Accordingly, this Policy defines the rules and procedures to ensure that:

a.	Covered Persons (as defined below) refrain from trading in, and recommending that others trade in, Relevant Securities (as defined below) while possessing Inside Information (as defined below);
b.	Covered Persons keep Inside Information confidential;
c.

members of the Board of Directors and members of the Executive Management, as well as other employees of Addex do not trade in Relevant Securities during certain Restricted Periods (as defined below); and

d.	members of the Board of Directors and members of the Executive Management to report to Addex all of their transactions in Addex Securities.

This Policy is a binding directive issued by the Board of Directors of Addex. References in this Policy to one gender shall be deemed to include the other gender.

2.	Who is Subject to this Policy?

This Policy applies to all members of the Board of Directors and all members of the Executive Management, and of the scientific advisory board of the Addex Group, as well as any employee or consultant of the Addex Group.

These persons are referred to as "Covered Persons".

3.	Which Securities are Subject to this Policy?

This Policy applies in relation to:

a.	any shares of Addex;
b.	any other securities (including debt securities) issued by Addex which are listed on a regulated exchange or securities market or for which an admission for listing is pending;
c.

any securities whose value is linked to the securities referred to under a. or b. above (e.g., convertible bonds, options, including those granted under an employee participation plan, or pre-emptive rights), regardless of whether issued by Addex or by a third party, and regardless of whether such securities provide for actual delivery or cash settlement; and

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

d.

any other financial instrument (including, but not limited to, index products and equity baskets) whose price is materially influenced by the securities referred to under a. or b. above; "materially influenced" as used in the preceding sentence shall be deemed existent if the price of a financial instrument is dependent to a degree of more than 25 % on the securities referred to under a. or b. above.

The securities defined under a., b., c. and d. above are defined as "Addex Securities".

This Policy further applies in relation to any securities and/or financial instrument of non- Addex companies traded on a regulated market where a Covered Person, in the course of his position or employment, acquires confidential information on the non-Addex company that is likely to affect the value of those securities, such as Addex planning to launch a public offer for such securities or otherwise planning to undertake with such non-Addex company a significant commercial transaction.

All securities listed in this Section, including securities issued by non-Addex Companies as applicable, are collectively referred to as "Relevant Securities".

4.	What is Inside Information?

Inside Information refers to facts (including, without limitation, firm intentions, unrealized plans and prospects), other than rumors and speculation, of sufficiently clear and certain nature (as defined below):

a.	which are confidential (as defined below);
b.

which have arisen in the Company's sphere of activity or relate to facts external to the Company (such as knowledge of financial analysis, rating decisions, industry-specific or general economic developments, awaiting publication) or which relate to any Relevant Securities; and

c.	which are price-sensitive (as defined below).

Information is of sufficiently clear and certain nature if it

a.	indicates circumstances that exist or may reasonably be expected to come into existence or indicates an event that has occurred or may reasonably be expected to occur; and
b.	is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of the Relevant Securities.

Information is deemed to be confidential

a.

if it is not generally available but restricted to a limited group of people. Information is deemed to be generally available (i.e., in the public domain) if third parties are able to obtain it from generally accessible sources. Information has not been made public as long as the Company itself has not publicly disclosed it by way of a media release or public regulatory filing. Rumors or "talk on the street," even if widespread and reported in the media, do not constitute a public release until Addex itself shall have released the relevant information in its entirety; and

b.	until the end of trading on the first trading day after the Inside Information has been publicly released by Addex in its entirety.

Information is deemed to be price-sensitive if such information is capable of affecting the investment behavior of a reasonable market participant and, thus, of substantially

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

influencing the market price of Relevant Securities to an extent that is considerably greater than the usual price fluctuations.

For examples of Inside Information please refer to Annex 1 hereto.

5.	Which Transactions are Prohibited Under this Policy?

A Covered Person who is in possession of Inside Information or is subject to a regular or an ad hoc Restricted Period (as defined below) (Insider) may not:

a.	directly or indirectly engage in any transaction in any Relevant Securities, whether for his own account or for the account of another person;
b.

disclose Inside Information to anyone other than a person whose position requires him to know the Inside Information and who (i) is, or by receipt of such Inside Information becomes, subject to this Policy, or (ii) who is subject to a statutory or professional secrecy obligation , or (iii) who has entered into a confidentiality undertaking and an undertaking not to use the Inside Information (other than permissible pursuant to applicable laws), provided, in each case, that the third person has been advised of its confidentiality and non-use obligations and the disclosure of Inside Information and the advice is documented;

c.	recommend or induce another person to deal in Relevant Securities based on such Inside Information.

The prohibitions under this Section above shall not apply if:

a.

a Covered Person, at a time when he did not possess Inside Information, had entered into a binding contract, provided instructions to another person to deal in Relevant Securities, or was subject to a written plan (such as an employee participation plan or a plan meeting the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934) for trading Relevant Securities; and

b.

the contract, instruction or written plan does not allow the Covered Person to exercise any subsequent influence over when, whether or at what price to effect purchases or sales of Relevant Securities; and

c.	no alteration to, or deviation from, the original contract, instruction or plan was made after the Covered Person came into possession of the Inside Information.

Furthermore, the prohibitions of this Section above shall not apply to the exercise of options, conversions of convertible bonds or the exercise of warrants or similar rights to Relevant Securities within the scope of an employee participation plan on the (2) two business days prior to the date of expiry of such right; provided, that any securities issued upon exercise therefore shall be subject to the trading restrictions provided for herein.

6.	What Specific Restrictions Apply for the Executive Group?
6.1	Members of the Executive Group

Under this Policy, members of the Board of Directors and members of the Executive Management and employees directly reporting to them including their respective staff

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

having access to Inside Information (all such persons are referred to as members of the Executive Group) are subject to general restrictions on trading in Addex Securities due to their access to confidential information on a regular basis. These restrictions apply in addition to those set forth in Section 5 above.

6.2	Clearing of Dealings in Relevant Securities

A member of the Executive Group must not deal in any Relevant Securities without obtaining clearance to deal in advance in accordance with this Section 6.2:

a.

A member of the Board or a member of the Executive Committee must not deal in any Relevant Securities without first notifying the Chief Financial Officer or the Head of Finance and receiving clearance to deal from him.

b.	Other members of the Executive Group must not deal in Relevant Securities without first notifying the Chief Financial Officer or the Head of Finance and receiving clearance to deal from him.

A response to a request for clearance to deal must be given to the requesting member of the Executive Group within two (2) business days of the request being made.

Addex must maintain a record of the response to any dealing request made by a member of the Executive Group and of any clearance given. A copy of the response and clearance (if any) must be given to the requesting member of the Executive Group.

A member of the Executive Group who is given clearance to deal in accordance with this Section must deal as soon as possible and in any event within two (2) business days of clearance being received.

6.3	Regular Restricted Periods for the Executive Group

For a member of the Executive Group, trading in Relevant Securities is prohibited during the following regular Restricted Periods, regardless of whether a member is in possession of Inside Information:

a.	the period starting two (2) weeks prior to the end of any half yearly reporting period of Addex and ending one (1) full trading day following the respective public release of semi-annual results;
b.	the period starting two (2) weeks prior to the end of any yearly reporting period of Addex and ending one (1) full trading day following the respective public release of annual results;
c.	the period starting two (2) weeks before any public earnings release of Addex and ending one (1) full trading day following such public release; and
d.

the period starting four (4) weeks prior to the first public release of an offering memorandum for the issuance of Relevant Securities and ending one (1) full trading day following such public release.

6.4	Ad Hoc Restricted Periods

The Chairman, the Chief Executive Officer the Chief Financial Officer or the Head of Finance may, in their sole discretion, impose Ad Hoc Restricted Periods from time to time where they consider it necessary or appropriate, including (without limitation) where Inside Information exists or where restrictions are required or appropriate to comply with regulatory or other requirements. Whenever an Ad Hoc Restricted Period is imposed, the Covered Persons who are to such Ad Hoc Restricted Period and the restrictions on

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

trading that will apply shall be defined. An Ad Hoc Restricted Period imposed in connection with Inside Information shall end one (1) full trading day after such Inside Information has been made public by the Company in its entirety or deemed by the imposing person to no longer qualify as Inside Information.

The Chief Financial Officer or Head of Finance shall notify any Restricted Period to all Covered Persons to whom such restrictions shall apply.

7.	What Transactions Must be Reported by Members of the Board of Directors and Members of the Executive Management?

The disclosure of transactions in Addex Securities by members of the Board of Directors and the members of the Executive Management (each a Reporting Person) enhances the information available to investors because these persons benefit from a lead-time in information that may be relevant in valuing the Addex Securities.

7.1	Reporting Person

In accordance with applicable listing regulations, each Reporting Person must report to Addex any Relevant Transaction (as defined in Section 7.2) effected by

a.	the Reporting Person; and
b.

any other person or entity, including a trust, corporation, partnership or other association, (y) whose securities are legally or beneficially owned or controlled by the Reporting Person or (z) which the Reporting Person may influence in his or its investment decision, in particular persons effecting transactions based on a delegation of authority including the power to trade in securities within the framework of an asset management agreement (each of these persons or entities hereinafter a Controlled Person).

7.2	Relevant Transactions

The transaction must be reported if it is a purchase (or subscription accepted according to corporate law) or sale or grant of Addex Securities (Relevant Transaction).

However, following transactions must not be reported under this Section:

a.

allocation of subscription rights by Addex to existing shareholders regarding Addex Securities (but the exercise of such subscription rights/purchase of shares, or the purchase and sale of such subscription rights must be reported);

b.

exercise of option rights (whether granted or purchased), including the purchase and sale of underlying Addex Securities resulting from such exercise (but the exercise of option rights granted on the basis of lit. e below, as well as the purchase or sale of such options rights must be reported);

c.	the giving of Addex Securities in pledge, usufruct or in lending;
d.	inheritances, donations and liquidation of marital property;
e.

transaction that takes place on the basis of an employment agreement or a compensation scheme with Addex; provided the Reporting Person cannot cause such transaction to take place through his | her conscious decision

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

(e.g. grant of shares or of options by Addex; however, the exercise of such options must be reported).

7.3	Reporting Modalities

Any Reporting Person must report to the Chief Financial Officer and to the Head of Finance any Relevant Transaction in Addex Securities on the second (2nd) trading day after executing such Relevant Transaction. Such reporting shall be made on the ad-hoc reporting form provided by Addex and available on the website of the SIX (Annex 2) : https://www.six-exchange-regulation.com/dam/downloads/publication/form/disclosure-of-management-transactions/form-person-subject-to-reporting-obligation-en.pdf.

Addex will then publish notifications from Reporting Persons on the web-based SIX Exchange Regulation reporting platform within three (3) trading days after receipt. SIX Exchange Regulation will then publish the notification on its website without revealing the individual's name but indicating the function of the person subject to the disclosure obligation.

8.	Sanctions in Case of a Violation of this Policy

Compliance with this Policy is of utmost importance to any Covered Person and the public perception of the Addex Group.

Any violation of the rules set forth in this Policy will be regarded as a serious disciplinary offense, which entitles the Addex Group to impose sanctions pursuant to the law, regulations of the SIX and/or the relevant (employment) contract on the Covered Person concerned, including termination of the (employment) contract for cause. In addition, violation of these rules, in particular those on insider dealing, may be subject to criminal sanctions (fines and/or imprisonment) under applicable legislation.

It is each Covered Person's responsibility to ensure compliance with the rules set forth herein. In case of doubt, the Chief Financial Officer and/or the Head of Finance shall be consulted.

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

Annex 1 - Examples of Inside Information

The list below is not exhaustive. In case of doubt whether actual facts amount to Inside Information, the Chief Financial Officer or the Head of Finance should be consulted.

●	Material financial information, including any information about financial results (annual or interim) and significant changes in financial results and/or financial condition;
●	Material changes in the structure of Addex, including mergers, substantial acquisitions or disposals (in financial terms or in strategic terms), far- reaching restructuring within Addex, significant joint-ventures or changes in assets;
●	Changes in the capital structure, including board decisions on capital increases or reductions, changes in dividends or in the rights of shareholders, share buy-backs;
●	Material change in Addex’s earnings development, unforeseen sharp fall in earnings, surprising large-scale losses or unforeseen and remarkable earnings growth, which substantially change the general financial picture of Addex;
●	Important changes in Addex’s course of business, including new strategic direction, conclusion or dissolution of strategic alliances, withdrawal of drug on the market, major liability cases or radical market changes, conclusion of material contract;
●	Important milestones in drug development, such as (un-)successful completion of a development phase or abandonment of a research program,
●	All changes in the top management, i.e. changes within the Board of Directors or changes within the Executive Management
●	Resignation or replacement of the auditors;
●	Suspension of or drastic reduction in dividend payments, liquidity problems, impending suspension of payments or auditor notification that the company may no longer rely on the auditor's report, all at the level of Addex Ltd;
●	Significant developments regarding customers or suppliers, including the acquisition or loss of a significant customer or supplier

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

Annex 2 – Example of Management Transaction Reporting Form

Publicité des transactions du management

Formulaire de déclaration pour la personne soumise à l'obligation de déclaration

Remarques

Conformément à l'art. 56 al. 2 du Règlement de cotation (RC), la personne soumise à l'obligation de déclaration doit informer l'émetteur de sa transaction au plus tard le deuxième jour de bourse après la conclusion de la transaction.

Le présent formulaire peut être utilisé pour la déclaration de la personne soumise à l'obligation de déclaration à l'émetteur. Son usage n'est toutefois pas obligatoire.

Le formulaire ne peut pas être utilisé pour la déclaration de l'émetteur à SIX Exchange Regulation. L'émetteur doit effectuer son annonce à SIX Exchange Regulation via la plateforme d'annonce Internet exclusivement. En revanche, la plateforme d'annonce Internet ne permet pas à la personne soumise à l'obligation de déclaration de transmettre sa déclaration à l'émetteur.

Déclaration à l'émetteur par la personne soumise à l'obligation de déclaration

1. Indications sur la personne soumise à l'obligation de déclaration

Prénom:

Nom de famille:

Rue:

No:

Ville:

NPA:

Pays:

Fonction :

- ○ Membre exécutif du Conseil d'administration / Membre de la Direction générale
- ○ Membre non exécutif du Conseil d'administration

2. Transaction d'une personne proche

La personne proche est:

- ○ une personne physique
- ○ une personne morale

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CORPORATE POLICY	Document Name:	Securities Trading Policy
	Revision:	01
	Adopted:	28th Jan 2020

3. Description de la transaction

3.1. Nature de la transaction

- ◯ Acquisition
- ◯ Aliénation
- ◯ Emission

3.2 Nature des droits de participation ou des instruments financiers

- ◯ Actions nominatives
- ◯ Actions au porteur
- ◯ Call Option
- ◯ Put Option
- ◯ Droit de conversion
- ◯ Autres

3.3 Nom du titre

3.4. International Securities Identification Number (ISIN) (pour les droits de participation et si les instruments financiers sont cotés)

3.5. Caractéristiques essentielles des instruments financiers non cotés (en particulier : conditions d'exercice, prix d'exercice, période d'exercice ou échéance, genre d'exercice, sous-jacent, toute indication ou description nécessaire à l'obtention d'une image complète du droit de conversion ou d'acquisition ou de l'instrument financier concerné)

3.6. Nombre de droits de participations ou d'instruments financiers

3.7. Montant de la transaction

3.8. Date de l'acte générateur d'obligations / date d'exécution de la transaction

3.9. Détails supplémentaires relatifs à la transaction

Lieu / Date:

Nom et signature légale:

Information importante

Veuillez retourner le formulaire entièrement complété et dûment signé à l'émetteur.

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